Exhibit 1.6

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 Monish.bahl@cdcsoftware.com	Public Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Games Wins Award for Most Anticipated Game of 2007 at China Game Industry Annual Conference

CDC Games Receives Several Additional Awards Including Top 10 Most Popular Games Award for 2006

Beijing, January 18, 2007 — CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and pioneer of the “free-to-play, pay-for-merchandise” model for online games in China, announced today it has won multiple awards, including the award for the Most Anticipated Game of 2007 for Stone Age 2, at the third China Game Industry Annual Conference (CGIAC), held in Chengdu, China, January 16-18.

The other awards received by CDC Games included: “Top Ten Game Operators” award, and “Top 10 Most Popular Games of 2006” for Yulgang, the first “free-to-play, pay-for-merchandise” online game in China. This is the second year in a row for Yulgang, having previously received the award for “Top 10 Most Popular Games of 2005”. The latest version of Yulgang was recently released, providing a host of new features to enhance the online experience for the game’s base of more than 42 million registered users.

Jointly sponsored by China’s GAPP (General Administration of Press and Publication) and MII (Ministry of Information Industry), China Game Industry Annual Conference (CGIAC), is the most influential and prestigious game summit in China, and known as the “Oscar” in China’s game industry. Voted by game players, the awards represent the highest achievements received by leading game companies.

“We are honored to receive these distinguished awards, especially the most anticipated game award for Stone Age 2, voted by game players,” said Xiaowei Chen, Ph.D., CEO of CDC Games. “One of the core-competencies of CDC Games is our ability to continually innovate and deliver popular games. Leveraging our deep understanding of the Chinese game markets and our very large base of loyal players, we are well positioned to capitalize on China’s massive opportunity as we launch new games in 2007 and beyond.”

In addition to the much-anticipated launch of Stone Age 2, CDC Games is building a substantial pipeline of strong titles for release in China in 2007 and 2008. The 2007 pipeline also includes Special Force which was the top ranked game in Korean Internet Cafes for 52 consecutive weeks, and The Lord of the Rings Online™: Shadows of Angmar™, an MMORPG based on the literary works of J.R.R. Tolkien. Already in the 2008 pipeline is Red Blood, based on the immensely popular comic book series in Korea, which will be distributed in China under exclusive rights recently acquired by CDC Games.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games

CDC Games is one of the market leaders of online and mobile games in China with over 42 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang, which has received the “Top 10 Most Popular Games” award from the China Game Industry Annual Conference (CGIAC) for two consecutive years, in 2005 and 2006. Stone Age 2, from CDC Games, also received the award for “Most Anticipated Game of 2007” from CGIAC.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the timeline for the release of online games and future growth by CDC Games, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the future growth of the online games industry in the China market, the possibility of development delays, and development of competing products and technology. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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